Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
October 25, 2012

Thank you, Bill, Good morning!

North American railcar demand continues to be steady; driven by demand for railcars to support the oil, gas and chemical industries. We are also experiencing steady demand for railcars to support the automotive sector and fertilizer industries. Industry orders for new railcars during the third quarter totaled 15,150 railcars, the 8th consecutive quarter of industry demand exceeding 10,000 railcars. This is quite impressive when considering the weak economic growth the North American economy is experiencing.

TrinityRail received orders during the 3rd quarter for 4,865 new railcars, bringing our total backlog to 31,330 railcars. This results in a 6% increase in the dollar value of our railcar order backlog from the prior quarter to an all-time high of $3.3 billion. Many of our 3rd quarter orders extend current production of certain railcar types into 2014. Third quarter orders were primarily for tank and covered hopper railcars and came from industrial shippers and third party leasing companies. Approximately 23% of the units in our order backlog are for customers of our leasing business.

Third quarter operating results from the Rail Group reflect the repositioning of our production footprint and major line changeovers. Operating profit for the Rail Group during the quarter totaled $35.2 million, a 34% decline when compared to the second quarter of 2012, but a 94% increase over the same quarter of 2011. These results reflect fewer deliveries due to line changeovers during the quarter and, as anticipated and discussed during our 2nd quarter call, also included costs associated with our repositioning. Our repositioning enhances our operating flexibility to meet steady demand for railcars to transport crude oil and other liquids related to the energy industry. The line changeovers were to position us to increase production of railcars to serve the automotive industry. These actions will enable TrinityRail to produce a more favorable railcar mix in 2013 and 2014 and to be better positioned to respond to future market demand.

We delivered 4,145 railcars during the 3rd quarter compared to the 3,605 railcars we delivered in the third quarter of 2011, and 5,245 railcars in the 2nd quarter of 2012. While our unit deliveries were down sequentially, the per unit value of each railcar delivered increased by 11% reflecting a more favorable product mix and pricing environment. We are now positioned to produce operating margins in the 4th quarter, closer to what we experienced during the first half of the year. As we move into 2013, we expect to operate at production levels consistent with planned 4th quarter output. We will continue to evaluate further investment opportunities to enhance select production capacity to meet customer demand. For the year 2012, we are now projecting delivery of between 19,150-19,650 new railcars which implies a production increase of 15-25% in the 4th quarter compared to the 3rd quarter.

Our Leasing Group reported a 33% increase in operating profit when compared to the 3rd quarter of 2011, due principally to a larger lease fleet, higher lease renewal rates and profit from lease portfolio sales. Lease rate and lease renewal trends continue to remain very favorable. We added 1,405 new railcars to our wholly-owned lease fleet portfolio during the 3rd quarter. We also sold another group of leased railcars from our portfolio during the quarter as the secondary market remains strong for the sale of leased railcars. We expect additional lease portfolio sales during the next few quarters given the continuation of current market conditions. These activities bring our total lease fleet, including TRIP, to approximately 71,300 railcars, up slightly compared to the lease fleet at the end of the 2nd quarter of 2012. Lease fleet utilization remained at 99%.

Lease renewal trends continue to be favorable due to strong demand for certain railcar types with extended production lead times.  This is coinciding with the expiration of a number of leases we transacted during the recessionary period of 2008-2010.  Many of the leases executed during the recessionary period were at low lease rates due to the market environment at the time.  Current market conditions are now supporting the renewal of these leases with longer lease terms at significantly higher lease rates.  This positions our leasing company for greater returns during the next few years.  We expect this trend to continue while existing railcars are in tight supply and new railcar production backlogs remain extended.

In summary, oil and gas production activities and chemical market expansion are driving railcar demand. We continue to see steady order inquiries during the 4th quarter on pace with 3rd quarter order levels. We expect to enter 2013 with a strong order backlog with certain production lines extending into 2014. As we complete the repositioning of our production footprint and line-changeovers, we expect extended production runs of a consistent and more favorable product mix will yield improvement in operating efficiencies. Our operations team will remain focused on improving efficiencies while keeping production levels stable. The repositioning of our production footprint will enable TrinityRail to meet strong market demand to serve the oil, gas and chemical industries and to capitalize on attractive market opportunities through 2013 and into 2014.

We will continue to evaluate opportunities to make selective investment in our facilities to enhance production and to position TrinityRail to compete on the basis of railcar availability. When we make selective investments in our facilities to meet customer demand, we can exert pricing leverage and realize superior returns on our investments. As example, since the end of the 3rd quarter, we were able to obtain a very large order at excellent pricing levels because of our ability to make investment to enhance production and meet the customer's delivery requirements. Our ability to provide premium delivery was key to receiving this order.

We expect to continue to see the benefits of a strong lease pricing environment and an active secondary market supporting lease portfolio sales.

I'll now turn it over to James for his remarks.